AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED SUBADVISORY AGREEMENT

THIS AMENDMENT NO. 1 to the Amended and Restated Subadvisory Agreement is effective as of July 1, 2021 by and between Vert Asset Management, LLC, a California limited liability company (the “Manager”), and Dimensional Fund Advisors LP, a Delaware limited partnership (the “Subadviser”).

WHEREAS, the Manager and the Subadviser have entered into an Amended and Restated Subadvisory Agreement, effective as of November 12, 2019 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to further amend the Agreement to reflect revised sub-advisory fees to be paid to the Sub-Adviser;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.Pursuant to Section 15 of the Agreement, Schedule A of the Agreement is hereby amended and restated in its entirety with the Schedule A attached hereto.

2.Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

3.This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

VERT ASSET MANAGEMENT, LLC
By: /s/ Samuel C. Adams
Name: Samuel C. Adams
Title: Chief Executive Officer

DIMENSIONAL FUND ADVISORS LP by Dimensional Holdings Inc., its general partner
By: /s/ Kenneth M. Manell
Name: Kenneth M. Manell
Title: Vice President

SCHEDULE A

The Manager shall pay the Subadviser compensation at an annual rate as follows:

Series of Manager Directed Portfolios	Fee Rate as a Percentage of Average Daily Net Assets of the Allocated Portion
Vert Global Sustainable Real Estate Fund	0.15% on the first $50 million and 0.10% on amounts thereafter

The fee will be calculated on the average daily value of the Allocated Portion under the Subadviser’s management and will be paid to the Subadviser monthly.

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